Exhibit 99.1

Travelport Worldwide Limited Reports Second Quarter 2016 Results

LANGLEY, U.K., August 4, 2016 — Travelport Worldwide Limited (NYSE: TVPT) announces its financial results for the second quarter ended June 30, 2016.

Key Points

•	Net revenue increased 9% to $606 million
•	Operating income of $38 million and net loss of $14 million
•	Air revenue increased 6% to $426 million with Beyond Air revenue growth of 22% to $148 million ; the latter now contributing 26% of Travel Commerce Platform revenue (Q2 2015: 23%)
•	eNett net revenue increased 85% to $38 million, with a strong contribution from global OTA customers
•	Adjusted EBITDA increased 1% to $139 million. This includes a full provision of $11 million in relation to a travel agency in Europe that has initiated insolvency proceedings, which offset 9 percentage points of Adjusted EBITDA growth from the rest of the business
•	Full year 2016 net revenue and Adjusted EBITDA guidance unchanged; raising full year 2016 Adjusted Net Income and Adjusted Free Cash Flow guidance following successful repricing of term loans in June

Gordon Wilson, President and CEO of Travelport, commented:

“Travelport’s performance this quarter was strong in both revenue and Adjusted EBITDA, which was up 9% year over year, before the impact of a full provision we have made relating to a long term contract with a travel agency. We continue to benefit from recent customer implementations and product innovations, driving revenue growth across our platform and in International regions where growth was 15% . We are excited about new business agreed with major travel agencies in key regions such as Expedia (Europe), Yatra.com (India), Travix (global) and Almundo.com (Latin America) which will support future growth.

Within our Beyond Air portfolio, our BtoB payments business, eNett, delivered yet another excellent quarter with net revenue up 85%, driven by recent customer implementations as well as strong transaction growth at existing customers, particularly global OTAs. Assuming the continuation of current trends we anticipate eNett’s full year net revenue to be in the range of $145-$155 million – up 58%-68% year over year .

Based on our performance to date, our known customer wins and despite the setback of the provision we have made, we’re pleased to reiterate our full year net revenue and Adjusted EBITDA guidance, in what is a more challenging economic and travel environment. In addition, following the successful repricing of our term loans, we are raising our expectations for full year Adjusted Net Income and Adjusted Free Cash Flow.”

Summary

	Three months ended June 30,			Six months ended June 30,
(in $ thousands, except per share amounts)	2016	2015	Better / (Worse)	2016	2015	Better / (Worse)
Net revenue	605,905	554,202	9%	1,215,168	1,126,330	8%
Operating income	37,760	63,146	(40)%	117,628	96,895	21%
Net (loss) income	(14,429)	16,409	(188)%	2,752	9,301	(70) %
(Loss) income per share – diluted	(0.12)	0.12	(200)%	0.01	0.06	(83)%
Adjusted EBITDA	139,013	136,986	1%	293,153	274,444	7%
Adjusted Operating Income	82,796	80,343	3%	179,260	157,067	14%
Adjusted Net Income	34,287	35,487	(3)%	85,242	65,064	31%
Adjusted Income per Share – diluted	0.28	0.29	(3)%	0.69	0.53	30%
Net cash provided by operating activities	76,728	81,147	(5)%	102,932	92,166	12%
Adjusted Free Cash Flow	52,343	53,701	(3)%	47,273	32,683	45%
Cash dividend per share	$0.075	$0.075	—	$0.15	$0.15	—

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted Income (Loss) per Share, Capital Expenditures, Net Debt and Adjusted Free Cash Flow. Please refer to pages 10 to 13 of this press release for additional information, including reconciliations of such non-GAAP financial measures.

Discussion of Results for the Second Quarter of 2016

Unless otherwise stated, all comparisons are for the second quarter of 2016 compared to the second quarter of 2015.

Net Revenue

Net revenue is comprised of:

	Three Months Ended June 30,			Six Months Ended June 30,
(in $ thousands)	2016	2015	% Change	2016	2015	% Change
Air	$425,861	$400,974	6	$869,745	$832,495	4
Beyond Air	148,197	121,700	22	283,199	231,820	22
Travel Commerce Platform	574,058	522,674	10	1,152,944	1,064,315	8
Technology Services	31,847	31,528	1	62,224	62,015	—
Net Revenue	$605,905	$554,202	9	$1,215,168	$1,126,330	8

Net revenue increased by $52 million, or 9%, to $606 million primarily due to growth in Travel Commerce Platform revenue of $51 million, or 10%. Within Travel Commerce Platform revenue, Air increased by $25 million, or 6%, mainly due to improved pricing, mix and merchandising. Beyond Air increased by $26 million, or 22%. Within Beyond Air, eNett’s net revenue increased 85% to $38 million driven by the volume of payments settled with existing customers and several new customer implementations. Technology Services revenue remained stable at $32 million.

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended June 30,			Six Months Ended June 30,
(in $ thousands)	2016	2015	% Change	2016	2015	% Change
Asia Pacific	$130,526	$115,397	13	$259,021	$233,170	11
Europe	182,710	149,913	22	377,557	315,640	20
Latin America and Canada	28,245	24,299	16	56,281	48,060	17
Middle East and Africa	77,346	74,625	4	150,796	147,948	2
International	418,827	364,234	15	843,655	744,818	13
United States	155,231	158,440	(2)	309,289	319,497	(3)
Travel Commerce Platform	$574,058	$522,674	10	$1,152,944	$1,064,315	8

The table below sets forth Travel Commerce Platform Reported S egments and global RevPas by region:

	Segments (in thousands)
	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
Asia Pacific	17,009	16,042	6	33,998	32,761	4
Europe	20,561	20,080	2	43,694	43,069	1
Latin America and Canada	4,524	4,210	7	9,074	8,481	7
Middle East and Africa	9,912	9,921	—	19,633	19,850	(1)
International	52,006	50,253	3	106,399	104,161	2
United States	34,801	36,897	(6)	70,381	77,509	(9)
Travel Commerce Platform Reported Segments	86,807	87,150	—	176,780	181,670	(3)

International	$8.05	$7.25	11	$7.93	$7.15	11
United States	$4.46	$4.30	4	$4.39	$4.12	7
Travel Commerce Platform RevPas	$6.61	$6.00	10	$6.52	$5.86	11

Discussion of Results for the Second Quarter of 2016 (continued)

Reported Segments remained stable at 87 million. International Reported Segments increased 3%, offset by a 6% decrease in United States Reported Segments primarily due to the previously advised impact of our renegotiated contract with Orbitz Worldwide in 2014. Travel Commerce Platform RevPas increased 10% to $6.61, driving a $48 million increase in Travel Commerce Platform revenue. International RevPas increased 11% to $8.05 and United States RevPas increased by 4% to $4.46.

International Travel Commerce Platform revenue increased by $55 million, with Asia Pacific and Europe contributing $48 million of this increase. Revenue from these two regions increased 13% and 22%, respectively, due to:

•	An increase in Reported Segments of 6% and 2%, respectively
•	Improved pricing, mix and merchandising within Air revenue
•	Growth in payment solutions and expansion into mobile commerce

Adjusted EBITDA

Adjusted EBITDA increased by $2 million, or 1%, to $139 million primarily due to the following:

•	Growth in net revenue of $52 million
•	An increase of $42 million in cost of revenue that included an $11 million prepaid incentive allowance related to a long-term contract with a travel agency in Europe that has initiated insolvency proceedings
•	An increase of $8 million in costs within selling, general and administrative expense (“SG&A”) driven primarily by an increase in workforce expense due to the continued expansion of our platform through acquisition and investment in our go-to-market capabilities

Operating Income

Operating income decreased by $25 million to $38 million primarily due to the following:

•	$33 million increase in non-core corporate costs within SG&A mainly related to a $30 million fluctuation in unrealized gains and losses on foreign currency derivative contracts
•	reduction of $6 million in depreciation and amortization primarily due to a decrease in amortization on a portion of acquired intangible assets as their useful lives expired
•	$2 million increase in Adjusted EBITDA

Net (Loss) Income

Net income decreased by $31 million from a net income of $16 million in 2015 to a net loss of $14 million in 2016, primarily due to the following:

•	$25 million decrease in operating income
•	$6 million increase in interest expense resulting from an unrealized loss on interest rate derivative contracts
•	$3 million loss on early extinguishment of debt recognized as a result of our debt repricing in June 2016
•	$3 million decrease in tax related in part to the impact of allowance for prepaid incentive discussed above

Adjusted Net Income

Adjusted Net Income decreased by $1 million to $34 million primarily due to the following:

•	$31 million decrease in net income
•	$30 million fluctuation in unrealized gains and losses on foreign currency derivative contracts which is excluded to arrive at Adjusted Net Income

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased by $4 million to $77 million, primarily as a result of higher interest payments of $14 million due to a change in the timing of payments in conjunction with our debt repricing in June 2016.

Adjusted Free Cash Flow

Adjusted Free Cash Flow decreased by $1 million to a cash inflow of $52 million, primarily as a result of a reduction in net cash provided by operating activities.

Net Debt

Net Debt increased from $2,282 million as of December 31, 2015 to $2,284 million at June 30, 2016, and is comprised of $2,411 million in total debt less $127 million in cash and cash equivalents. The decrease in total debt of $26 million was more than offset by a $28 million lower cash and cash equivalents balance as of June 30, 2016 compared to December 31, 2015.

Full Year 2016 Guidance

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of August 4, 2016. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (SEC) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

For the full year 2016, Travelport’s guidance for net revenue and Adjusted EBITDA is unchanged, as detailed below. Furthermore, we expect Adjusted Free Cash Flow, Adjusted Net Income and Adjusted Income per Share (diluted) to be higher than previously anticipated, principally due to a lower interest charge following the repricing of our $2.34 billion term loans which completed on June 23, 2016.

FY 2016 Guidance
(in $ millions, except per share amounts)	Revised	Growth	Previous
Net revenue	$2,350 - $2,400	6% - 8%	Unchanged
Adjusted EBITDA	$565 - $580	6% - 8%	Unchanged
Adjusted Net Income	$145 - $155	19% - 27%	$140 - $150
Adjusted Income per Share – diluted	$1.16 - $1.24	16% - 24%	$1.12 - $1.20
Adjusted Free Cash Flow	$150 - $170	12% - 27%	$145 - $165

This guidance assumes spot foreign exchange rates as of July 28 , 2016, together with the impact of foreign exchange rate hedges undertaken during 2015 as part of our rolling hedging program. A reconciliation of non-GAAP financial guidance to relevant GAAP guidance is not available without unreasonable effort because of the unavailability of information required to reasonably predict certain reconciling items, such as corporate and restructuring costs, litigation and related costs, losses or gains on foreign exchange and interest derivative contracts and impairments.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 91% of our net revenue denominated in U.S. dollars in Q2, exchange rate movements in this currency have a low impact on our net revenue. eNett, which represented approximately 6% of our net revenue in Q2, is the largest source of non-U.S. dollar net revenue.

Of our costs and expenses in Q2, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 64% were denominated in U.S. dollars.

We employ foreign exchange forward contracts to hedge our exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar, which are the main non-U.S. dollar components of our costs and expenses.

The year over year impact of foreign exchange movements had a positive impact to Adjusted EBITDA for Q2.

Dividend

On August 3, 2016, Travelport’s Board of Directors (the “Board”) declared a cash dividend of $0.075 per common share for the second quarter of 2016. The dividend will be payable on September 15 , 2016 to shareholders of record on September 1 , 2016.

Changes to the Board

We have further strengthened our Board through the appointment of a new independent director, Scott Forbes, effective July 15, 2016. Mr. Forbes currently serves as Chairman of Ascential plc, Rightmove Group plc and Innasol Group Limited. He previously served as the Chairman of Orbitz Worldwide, Inc. through to September 2015. Mr. Forbes has over 35 years’ of operations, finance and online experience including 15 years at Cendant Corporation, which was formerly the largest provider of travel and residential property services worldwide. Mr. Forbes established Cendant’s international headquarters in London in 1999 and led this division as Group Managing Director.

The Board has also accepted the resignation of Gregory Blank, a member of our Board, effective July 15, 2016. Mr. Blank is a Managing Director in the Corporate Private Equity Group of The Blackstone Group and served as a Director since May 2013.

With these changes, Travelport's Board of Directors still consists of eight members, all of whom, with the exception of the President and CEO, Gordon Wilson, are independent directors.

Conference Call

The Company’s second quarter 2016 earnings conference call will be held later today (on August 4, 2016) beginning at 9:00 a.m. (Eastern Time).

A live audiocast of the presentation and accompanying slides will be available via the Investor Center section of Travelport’s website at ir.travelport.com. Please visit the site or click the following link to pre-register: https://www.webcaster4.com/Webcast/Page/1138/ 16084 .

A replay of the audiocast will be made available on the Investor Center section of Travelport’s website shortly after the end of the earnings call and will be available for one year thereafter.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Vice President, Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Kate Aldridge

Vice President, Corporate Communications
Tel: +44 (0)1753 288 720
kate.aldridge@travelport.com

About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment, mobile and other solutions for the global travel and tourism industry.  With a presence in approximately 180 countries, over 3,700 employees, and an additional 1,200 employees at IGT Solutions Private Ltd who provide us with application development services, our 2015 net revenue was over $2.2 billion.

Travelport is comprised of:

-	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel marketplace. Travelport has a leadership position in airline merchandising, hotel content and rate distribution, mobile travel commerce and a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

-	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, U.K. The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact our outstanding indebtedness may have on the way we operate our business; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; our ability to grow adjacencies, such as payment and mobile commerce solutions; and the impact on business conditions both in the United Kingdom and worldwide as a result of the United Kingdom’s decision to leave the European Union. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 18, 2016, and available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in $ thousands, except share data)	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015

Net revenue	$605,905	$554,202	$1,215,168	$1,126,330

Costs and expenses
Cost of revenue	376,605	335,050	739,282	684,281
Selling, general and administrative	139,294	98,159	253,771	226,279
Depreciation and amortization	52,246	57,847	104,487	118,875
Total costs and expenses	568,145	491,056	1,097,540	1,029,435

Operating income	37,760	63,146	117,628	96,895
Interest expense, net	(45,113)	(38,751)	(100,008)	(78,140)
Loss on early extinguishment of debt	(2,671)	—	(2,671)	—
Gain on sale of shares of Orbitz Worldwide	—	—	—	6,271

(Loss) i ncome before income taxes and share of losses in equity method investment	(10,024)	24,395	14,949	25,026
Provision for income taxes	(4,405)	(7,792)	(12,197)	(15,550)
Share of losses in equity method investment	—	(194)	—	(175)

Net (loss) income	(14,429)	16,409	2,752	9,301
Net income attributable to non-controlling interest in subsidiaries	(402)	(1,081)	(998)	(2,114)
Net (loss) income attributable to the Company	$(14,831)	$15,328	$1,754	$7,187

(Loss) income per share – Basic:
(Loss) income per share	$(0.12)	$0.13	$0.01	$0.06
				12
Weighted average common shares outstanding - Basic	123,825,030	122,269,482	123,771,642	121,842,792

(Loss) income per share – Diluted:
(Loss) income per share	$(0.12)	$0.12	$0.01	$0.06

Weighted average common shares outstanding - Diluted	123,990,177	122,717,897	123,912,681	122,672,763

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited)

(in $ thousands, except share data)	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$126,937	$154,841
Accounts receivable (net of allowances for doubtful accounts of $13,185 and $14,575)	241,526	205,686
Deferred income taxes	5,118	5,133
Other current assets	116,893	99,481
Total current assets	490,474	465,141
Property and equipment, net	429,842	459,848
Goodwill	1,083,841	1,067,415
Trademarks and tradenames	314,015	313,961
Other intangible assets, net	524,680	534,540
Deferred income taxes	10,288	10,348
Other non-current assets	48,106	54,176
Total assets	$2,901,246	$2,905,429
Liabilities and equity
Current liabilities:
Accounts payable	$68,033	$74,277
Accrued expenses and other current liabilities	451,282	430,650
Current portion of long-term debt	64,086	74,163
Total current liabilities	583,401	579,090
Long-term debt	2,346,696	2,363,035
Deferred income taxes	60,556	59,663
Other non-current liabilities	234,664	226,499
Total liabilities	3,225,317	3,228,287
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 124,736,389 shares and 124,476,382 shares issued; 123,872,088 shares and 123,631,474 shares outstanding as of June 30, 2016 and December 31, 2015, respectively)	312	311
Additional paid in capital	2,714,321	2,715,538
Treasury shares, at cost (864,301 shares and 844,908 shares as of June 30, 2016 and December 31, 2015, respectively)	(13,533)	(13,331)
Accumulated deficit	(2,879,904)	(2,881,658)
Accumulated other comprehensive loss	(170,345)	(177,507)
Total shareholders’ equity (deficit)	(349,149)	(356,647)
Equity attributable to non-controlling interest in subsidiaries	25,078	33,789
Total equity (deficit)	(324,071)	(322,858)
Total liabilities and equity	$2,901,246	$2,905,429

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in $ thousands)	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Operating activities
Net income	$2,752	$9,301
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104,487	118,875
Amortization of customer loyalty payments	34,261	36,267
Allowance for prepaid incentives	10,684	—
Gain on sale of shares of Orbitz Worldwide	—	(6,271)
Amortization of debt finance costs and debt discount	5,126	5,144
Loss on early extinguishment of debt	2,671	—
Loss (gain) on foreign exchange derivative instruments	2,451	(8,186)
Loss on interest rate derivative instruments	21,862	—
Share of losses in equity method investment	—	175
Equity-based compensation	16,222	18,980
Deferred income taxes	827	3,934
Customer loyalty payments	(43,922)	(42,211)
Pension liability contribution	(1,837)	(1,550)
Changes in assets and liabilities:
Accounts receivable	(37,454)	(47,661)
Other current assets	(19,072)	(5,331)
Accounts payable, accrued expenses and other current liabilities	3,896	(908)
Other	(22)	11,608
Net cash provided by operating activities	102,932	92,166
Investing activities
Property and equipment additions	(44,985)	(52,494)
Business acquired, net of cash	(15,009)	—
Proceeds from sale of shares of Orbitz Worldwide	—	6,271
Net cash used in investing activities	(59,994)	(46,223)
Financing activities
Proceeds from term loans	143,291	—
Repayment of term loans	(155,166)	(11,875)
Proceeds from revolver borrowings	10,000	—
Repayment of revolver borrowings	(10,000)	—
Repayment of capital lease obligations and other indebtedness	(23,542)	(16,067)
Debt finance costs and lender fees	(7,791)	—
Release of cash provided as collateral	—	4,336
Dividend to shareholders	(18,565)	(18,555)
Purchase of non-controlling interest in a subsidiary	(7,820)	—
Treasury share purchase related to vesting of equity awards	(1,004)	(14,480)
Net cash used in financing activities	(70,597)	(56,641)
Effect of changes in exchange rate on cash and cash equivalents	(245)	(1,252)
Net decrease in cash and cash equivalents	(27,904)	(11,950)
Cash and cash equivalents at beginning of period	154,841	138,986
Cash and cash equivalents at end of period	$126,937	$127,036
Supplemental disclosures of cash flow information
Interest payments, net of capitalized interest	$86,854	$72,732
Income tax payments, net of refunds	8,573	13,272
Non-cash capital lease additions	7,969	25,151
Non-cash purchase of property and equipment	—	27,000

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Net (Loss) Income to Adjusted Net Income, Adjusted Operating Income and Adjusted EBITDA	Three Months Ended June 30,		Six Months Ended June 30,
(in $ thousands)	2016	2015	2016	2015
Net (loss) income	$(14,429)	$16,409	$2,752	$9,301
Adjustments:
Amortization of intangible assets	13,716	19,142	24,855	37,765
Loss on early extinguishment of debt	2,671	—	2,671	—
Share of losses in equity method investment	—	194	—	175
Gain on sale of shares of Orbitz Worldwide	—	—	—	(6,271)
Equity-based compensation and related taxes	6,823	8,621	15,924	21,023
Corporate and restructuring costs	6,870	6,454	14,279	8,068
Other – non cash (1)	23,033	(17,020)	28,436	(6,684)
Tax impact of adjustments	(4,397)	1,687	(3,675)	1,687
Adjusted Net Income	34,287	35,487	85,242	65,064
Adjustments:
Interest expense, net (2)	39,707	38,751	78,146	78,140
Remaining provision for income taxes	8,802	6,105	15,872	13,863
Adjusted Operating Income	82,796	80,343	179,260	157,067
Depreciation and amortization of property and equipment	38,530	38,705	79,632	81,110
Amortization of customer loyalty payments	17,687	17,938	34,261	36,267
Adjusted EBITDA	$139,013	$136,986	$293,153	$274,444

1)	Other—non cash includes (i) unrealized losses (gains) on foreign currency derivative contracts of $14 million and $(16) million for the three months ended June 30, 2016 and 2015, respectively, and $3 million and $(6) million for the six months ended June 30, 2016 and 2015, respectively, (ii) unrealized loss on interest rate derivative contracts of $6 million and $22 million for the three and six months ended June 30, 2016, respectively, (iii) impairment of $4 million for the three and six months ended June 30, 2016 primarily related to property and equipment and (iv) other gains of $1 million for each of the three and six months ended June 30, 2016 and 2015.
2)	Interest expense, net, excludes the impact of unrealized loss on interest rate derivative contracts of $6 million and $22 million for the three and six months ended June 30, 2016, respectively which is included within “Other – non cash” .

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities and Adjusted Free Cash Flow	Three Months Ended June 30,		Six Months Ended June 30,
(in $ thousands)	2016	2015	2016	2015
Adjusted EBITDA	$139,013	$136,986	$293,153	$274,444
Add (Less):
Interest payments	(49,374)	(34,831)	(86,854)	(72,732)
Tax payments	(4,024)	(6,009)	(8,573)	(13,272)
Customer loyalty payments	(18,615)	(18,811)	(43,922)	(42,211)
Changes in w orking c apital	18,523	(2,804)	(30,525)	(53,392)
Pensions liability contribution	(719)	(878)	(1,837)	(1,550)
Changes in other assets and liabilities	1,466	13,469	(5,642)	9,957
Other adjusting items (*)	(9,542)	(5,975)	(12,868)	(9,078)
Net cash provided by operating activities	76,728	81,147	102,932	92,166
Add: other adjusting items (*)	9,542	5,975	12,868	9,078
Less: capital expenditures on property and equipment additions	(22,464)	(25,410)	(44,985)	(52,494)
Less: repayment of capital lease obligations and other indebtedness	(11,463)	(8,011)	(23,542)	(16,067)
Adjusted Free Cash Flow	$52,343	$53,701	$47,273	$32,683

(*) Other adjusting items relate to payments for costs included within operating income but excluded from Adjusted EBITDA, and during the three and six months ended June 30, 2016 and 2015, relate to (i) payments for corporate and restructuring costs and (ii) litigation and related costs accrued in 2012.

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES AND OPERATING STATISTICS

(unaudited)

Reconciliation of Net Debt (in $ thousands)	June 30, 2016	December 31, 2015
Current portion of long-term debt	$64,086	$74,163
Non-current portion of long-term debt	2,346,696	2,363,035
Total debt	2,410,782	2,437,198
Less: Cash and cash equivalents	(126,937)	(154,841)
Net Debt	$2,283,845	$2,282,357

Reconciliation of (Loss) Income per Share – Diluted to Adjusted Income per Share – Diluted	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
(Loss) income per share - diluted	$(0.12)	$0.12	$0.01	$0.06
Per share adjustments to net (loss) income to determine Adjusted Income per Share - diluted	0.40	0.17	0.68	0.47
Adjusted Income per Share - diluted	$0.28	$0.29	$0.69	$0.53

Reconciliation of Capital Expenditures	Three Months Ended June 30,		Six Months Ended June 30,
(in $ thousands)	2016	2015	2016	2015
Property and equipment additions	$22,464	$25,410	$44,985	$52,494
Repayment of capital lease obligations and other indebtedness	11,463	8,011	23,542	16,067
Capital Expenditures	$33,927	$33,421	$68,527	$68,561

Other Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, except where specified)	2016	2015	% Change	2016	2015	% Change
Transaction value processed on the Travel Commerce Platform	$20,787,921	$21,607,700	(4)	$40,921,186	$43,453,822	(6)
Percent of Air segment revenue from away bookings	66%	65%	1	67%	65%	2
Hotel room nights sold	17,423	17,051	2	33,096	32,626	1
Car rental days sold	24,236	23,791	2	46,163	44,734	3
Hospitality segments per 100 airline tickets issued	48	48	—	46	45	3

TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), and related income taxes.

Adjusted Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact of cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct Capital Expenditures.

Adjusted Income (Loss) per Share - Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, share of earnings (losses) in equity method investments, and items that are excluded under our debt covenants, such as gain on sale of shares of Orbitz Worldwide, Inc., non-cash equity-based compensation, certain corporate and restructuring costs, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions.

Adjusted Operating Income (Loss) is defined as Adjusted EBITDA less depreciation and amortization of property and equipment and amortization of customer loyalty payments.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by the Company’s travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents Travel Commerce Platform revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

Adjusted Net Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss), as determined under U.S. GAAP. In addition, these measures may not be comparable to similarly named measures used by other companies. We have included these measures as they are the primary metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. They are also used by management to assess the performance and profitability of the Company to determine incentive compensation for future periods.

We believe our important measure of liquidity is Adjusted Free Cash Flow. This measure is useful indicator of our ability to generate cash to meet our liquidity demands. We believe Adjusted Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash. We believe this measure gives management and investors a better understanding of the cash flows generated by our underlying business, as cash paid for other adjusting items are unrelated to the underlying business and our Capital Expenditures are primarily related to the development of our operating platforms. Adjusted Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. Adjusted Free Cash Flow has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent residual cash flow for discretionary expenditures. This measure should not be considered as measure of liquidity or cash flows from operations as determined under U.S. GAAP.

We believe Adjusted Income (Loss) per Share-diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments) and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share-diluted has similar limitations as Adjusted Net Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated condensed statements of operations.

Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.